Exhibit 10.1
OPTION TO PURCHASE
L.G. Property

THIS OPTION TO PURCHASE (this “Agreement”) is made and entered into effective the 19th day of July, 2010 (the “Execution Date”),

by and between NOEL COUSINS, an unmarried individual and resident in Arizona, and STEVEN VAN ERT, an unmarried individual and resident in California (together the “Vendors”),

and

GRYPHON RESOURCES, INC, a Nevada corporation, with offices at 1313 East Maple Street, Suite 201-462, Bellingham, Washington  98225 ("Gryphon").

RECITALS:

This Agreement is made and entered into with reference to the following facts:

A.           Vendors have the sole right, title and interest (subject to the rights and title of the State of Arizona), free and clear of all liens and encumbrances, in and to that certain exploration permit situated in , Arizona (the “Property”), consisting of  approximately 640 acres, all as more particularly described in Schedule “A” attached hereto.

B.           Vendors desire to grant an exclusive option to Gryphon to purchase a 100% interest in Vendors’ rights to the Property, and Gryphon desires to acquire an option to purchase Vendors’ rights to the Property from Vendors, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by the parties as follows:

1.           DEFINITIONS:

1.1           In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

“Execution Date” means the date of this Agreement first mentioned above;

“Expenditures” means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Gryphon from and after the Execution Date in connection with the Property; including, moneys expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; moneys expended toward all taxes, fees and rentals; moneys expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, sampling, assaying and metallurgical testing and engineering, environmental studies, mapping, data preparation and analysis; costs of acquiring research materials, reports and data; costs of and/or associated with  wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property; in paying for the food, lodging and other reasonable needs of such persons;
“Property” means that State of Arizona Mineral Prospecting Permit more fully described in Schedule “A” attached hereto and incorporated herein by this reference, together with any and all rights associated therewith, all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith, easements, access, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto, and any substitute prospecting permit or mineral lease that may result from conversion of the prospecting permits covering the land described in Schedule “A”.  The Property shall also include any unpatented mining claims or other rights that may be included in this Agreement under the provisions of Section 12.

2.           THE OPTION:

2.1           Vendors hereby grant to Gryphon an exclusive option to purchase an undivided 100% right, title and interest in and to Vendors’ rights to the Property, in accordance with the terms of this Agreement (the “Option”).

2.2           To exercise the Option, Gryphon must (1) pay the aggregate sum of $240,000 to Vendors, (2) incur an aggregate of at least $550,000 of Expenditures on the Property, and (3) issue an aggregate of 1,000,000 shares of common stock in Gryphon (or any public company created by Gryphon for the purpose of development of the Property) that shall have the restrictions specified in Section 2.3(b).

2.3           In order to implement exercise of the Option, and maintain the Option in effect, Gryphon shall:

(a)           pay Vendors the following cash sums on or before the dates described below:

(i)	$15,000 upon execution of this Agreement;
(ii)	$15,000 on or before August 10, 2010;
(iii)	$50,000 on or before March 1, 2011;
(iv)	$60,000 on or before March 1, 2012; and
(v)	$100,000 on or before March 1, 2013.

(b)           incur the following Expenditures on or with respect to the Property, by the following dates:

(i)	$50,000 within 12 months following the Execution Date.

(ii)	an additional $100,000 on or before 24 months following the Execution Date;

(iii)	$200,000 on or before 36 months following the Execution Date; and

(iv)	$200,000 on or before 48 months following the Execution Date.

(c)           cause Gryphon  to issue shares to the Vendors in the following amounts:

(i)	250,000 shares upon execution of this Agreement;

(ii)	250,000 shares on or before February 1, 2011;

(iii)	250,000 shares on or before February 1, 2012; and

(iv)	250,000 shares on or before February 1, 2013.

provided, however, that the restricted common shares of the Gryphon shall be fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws. The Vendors will have the same privileges and rights as all other common shareholders.   The stock shall be issued and delivered to the individual Vendors in proportion to Vendors’ interest is this Agreement (that is, 50% to Steven Van Ert and 50% to Noel Cousins).  Vendors acknowledge that the stock evidencing the shares may carry a legend indicating that the shares have not been registered under the Securities Act of 1933, as amended, and are restricted securities for purposes of U.S. federal securities laws. Vendors agree that,   such securities will have a one-year holding period from the scheduled date of issuance in this Agreement before they can be offered for sale and that, when issued, each set of such securities shall be held in trust for the Vendors by Gryphon’s attorney, until each respective one year hold period has expired at which time he will forward the securities to the Vendors. Gryphon agrees that when each set of securities is issued, the Vendors will receive a notice from Gryphon’s attorney that each issuance has been received into trust and will provide the Vendors with a copy of the certificates of the issued restricted securities. If the Agreement is cancelled, the Vendors will receive whatever securities are held in trust by Gryphon’s attorney at the time of cancellation, under the agreed delivery times referenced in this Section 2.3(c).

If the stock is registered on the Toronto Stock Exchange or any other stock exchange, Vendors may elect to take any or all shares to which they are entitled hereunder through that exchange upon notice to Gryphon.  Gryphon will not unduly delay any registration process that is within the Public Company’s control. The Vendors warrantee that they understand the restricted shares are being issued pursuant to the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D Rule 506 of such Securities Act or Regulation S and that the Vendors qualify as “accredited investors,"

2.4           The cash payments, stock and Expenditures are herein collectively referred to as the “Option Price.”

2.5           All data derived by Gryphon from the Expenditures shall be available to Vendor on a quarterly basis without restriction.

2.6           This Agreement is an option agreement only, and all payments comprising the Option Price are and shall remain optional to Gryphon but shall not be refundable. Upon the failure of Gryphon to deliver or spend the consideration comprising the Option Price within the time periods set forth herein, the Option and this Agreement will terminate 30 days after Vendors give Gryphon written notice of such failure (during which time Gryphon may deliver or spend the consideration overdue, and therefore maintain the Option in good standing).

2.7           If, prior to the exercise of the Option, Gryphon wishes to surrender the Property, any portion thereof or any other rights acquired within the Area of Interest, the provisions of Section 7.2 shall apply

2.8           Once Gryphon has paid the Option Price in full, Gryphon will have exercised the Option and have acquired an undivided 100% right, title and interest in and to the Property, subject to the royalties reserved to  the Vendor in Section 2.9 below, the obligation to issue 1,000,000 additional restricted shares of common stock in Section 2.9(a), and the  terms of the Mineral Prospecting Permits, any resulting mineral lease, and this Agreement.

2.9           As additional consideration hereunder, Gryphon agrees to pay to Vendor the following:

(a)           1,000,000 restricted shares of Gryphon common stock which shall be fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws upon public disclosure by Gryphon of a mineral resource that can be produced economically from the property and/or a decision by Gryphon to initiate commercial production of any commodity from the property;

(b)           a minimum annual royalty of $150,000 on or before December 31, 2014 and a minimum annual royalty of $150,000 every 12 months  for each year that Gryphon holds the Property (“Minimum Annual Royalty”) thereafter, or until Gryphon terminates this Agreement or otherwise abandons all right, title and interest in the Property. In the event that Gryphon abandons the property, the Minimum Annual Royalty would be pro-rated during the abandonment year to cover only the portion of the year which Gryphon held the Property;

(c)            a 5% (five percent) Gross Production Royalty on lithium minerals actuallyproduced and sold from the Property, to be calculated and paid in accordance with the terms and conditions of the Schedule ‘B’ attached hereto; and

(d)           a 3-1/2% (three and one-half percent) Net Returns Royalty on all otherminerals actually produced and sold from the Property, to be calculated and paidin accordance with the terms and conditions of Schedule ‘B’ attached hereto.

2.10           The Minimum Annual Royalty, as provided for in subsection (b) of Section 2.9  shall be considered payment towards, and deducted from the Gross Production Royalty paid during any applicable year of this Agreement on production during that year, but shall not be credited against royalties on production  for subsequent years.

2.11           All payments made herein shall be made 50% to Steven Van Ert and 50% to Noel Cousins; provided, however, that either party may require the establishment of a single collection agent in which case such agent shall be given instructions for distribution as set forth above.

3.           PRE-EXERCISE ACTIVITIES:

3.1           Within thirty (30) days after the Execution Date, Gryphon shall undertake to complete such actions as required to register to do business in Arizona.  Gryphon shall not perform any work within the Property prior to such registration.

3.2           Within 45 days after the Execution Date, Vendors shall execute an assignment of the Mineral Prospecting Permit constituting the Property on forms required by the State of Arizona and otherwise do all things required by the Arizona State Land Department to permit Gryphon to exercise such prospecting and mining rights permitted by the State of Arizona.  At such time, Gryphon shall also deliver fully executed reassignment of such Mineral Prospecting Permit to counsel for Vendors, which reassignments shall be held by such counsel to secure Vendor’s rights under this Agreement.  Concurrently with the delivery of the assignment, Gryphon shall execute and deliver to Vendors a conveyance of the Royalty specified herein, including the advance and production Royalty, which conveyance shall be recorded in the official records of  , Arizona, and filed with the Arizona State Land Department.

3.3           Prior to exercise of the Option, Gryphon will have full right, power and authority, subject to all of the reservations, terms, covenants and conditions herein contained, to conduct all activities permitted under the terms of the Mineral Prospecting Permit.

3.4           Prior to exercise of the Option, if Gryphon elects to perform any acts or engage in any mining activities on the Property, Gryphon will have the following duties and obligations:

(a)           to manage, direct and control all exploration, development and production operations in, on and under the Property in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

(b)           subject to the terms and conditions of this Agreement, to keep the Property in good standing and free and clear of liens, charges and encumbrances of every character arising from its operations on the Property (except liens for taxes not yet due, and other claims and liens contested in good faith by Gryphon) and to proceed with all diligence to contest or discharge any lien that is filed;

(c)           to obtain and maintain, or cause any contractor engaged to obtain and maintain not less than $2,000,000 as comprehensive form general liability insurance for each occurrence for combined bodily injury and property damage.  Vendors shall be named as co-insured under such policies of Gryphon and Gryphon shall provide Vendors with a certificate of such insurance prior to the commencement of any operations under this Agreement or any entry onto the Property;

(d)           to permit Vendors and/or their respective  representatives, at their own expense and risk, access to (i) the Property and (ii)  all data derived from carrying out work hereunder, provided that in exercising such right Vendors will not unreasonably interfere with the activities of Gryphon and that Vendors and their respective representatives will defend, indemnify and save harmless Gryphon and its directors, officers, employees and agents from and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of Vendors and their respective representatives in connection with access to the Property including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

(e)           to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(f)           defend, indemnify and save Vendors harmless from any and all losses, damages, expenses, claims, suits, actions or demands of any kind or nature whatsoever in any way referable to or arising out of any work done by or for the benefit of Gryphon on or with respect to the Property; and

(g)           prior to commencing any operations or activities on the Property, obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency.

(h)           Gryphon shall undertake to fill, fence or otherwise secure and place appropriate signage on any open historic mine workings or pits presently on the Property or properties acquired under this agreement.  Such action shall be undertaken by Gryphon on an on-going basis as a regular part of its activities on the Property but need not take priority over other work unless required to do so by any governmental authority.

4.            REPRESENTATIONS AND WARRANTIES

4.1           Gryphon represents and warrants to Vendors that:

(a)           it is qualified to acquire and dispose of interests in, and to explore, develop and exploit, mining properties in the State of Arizona;

(b)           it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)           all necessary corporate and shareholder or partnership approvals have been obtained and are in effect with respect to the transactions contemplated hereby, and no further action on the part of the directors or shareholders is necessary or desirable to make this Agreement valid and binding on it;

(d)           neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by its organizational documents or any agreement to which it is a party;

(e)           it is familiar with the laws and regulations that relate to the Property (including without limitation, the laws and regulations of the Arizona State Land Department); and

(f)            Gryphon acknowledges that if it is obligated to make any payments to brokers or to pay any finder’s fee related to this Agreement, Gryphon shall make such payment and indemnify and hold harmless the Vendors from any claim for such payment.

4.2           Vendors hereby represent and warrant to Gryphon that:

(a)           each has full power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated herein;

(b)           neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which either of them is a party;

(c)           the Mineral Prospecting Permit included in and comprising the Property has been duly issued by the State of Arizona and is in good standing and Vendors hold an undivided, sole and exclusive 100% interest in and to the permit comprising the Property, free and clear of all liens, charges, royalties and encumbrances (save and except for any surface rents and royalty that will be imposed by the State of Arizona in accordance with  A.R.S. § 27-234  upon conversion to a mineral lease);

(d)           there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which Vendors are aware;

(e)           Vendors do not warrant the accuracy of any data or technical information furnished to Gryphon either before or subsequent to the execution of this Agreement;

(f)            Vendors have the exclusive right to enter into this Agreement, have not made any sale, lease or agreement affecting the rights granted herein, and have all necessary powers and authority to dispose of any and all rights, titles and interests in and to the Property in accordance with the terms of this Agreement;

(g)           The Vendors warrantee that they understand the restricted shares are being issued pursuant to the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D Rule 506 of such Securities Act or Regulation S and that the Vendors meet the qualifications specified in the Rule;

(h)           the Vendors have no knowledge of any existing, or anticipated, environmental matters specifically related to the Property which have not been disclosed in this agreement;

(i)            the Vendors have no knowledge of any previous mining, or exploration work having been performed on the Property which has not been disclosed in this agreement; and

(j)            the Vendors have no knowledge of any pending or threatened litigation of any kind, or unresolved regulatory matters regarding the Property which has not been disclosed in this agreement.

4.3.           The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Gryphon and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

5.           COVENANTS OF VENDORS AND GRYPHON:

5.1           During the term of this Agreement, the parties covenant and agree with each other as follows:

(a)           so long as Gryphon is not in default hereunder, Vendors will not do any act or thing which would in any way adversely affect the rights of Gryphon hereunder;

(b)           Vendors will make available to Gryphon and its representatives all records and files in the Vendors’ possession (paper or electronic) relating, directly or indirectly, to the Property within thirty days of the Execution Date, and Vendors will permit Gryphon and its representatives at their own risk and expense to take abstracts therefrom and make copies thereof;

(c)          Vendors will cooperate as reasonably necessary with Gryphon in obtaining any surface or other rights on or related to the Property, as Gryphon, in its discretion, deems appropriate or desirable;

(d)          Vendors will promptly provide Gryphon with any and all notices and correspondence received by Vendors from the relevant government agencies in respect of the Property, and further, will request such agencies, in writing, to copy Gryphon on all correspondence and notices;

(e)          Gryphon will provide to Vendors quarterly reports on the following:

(i)           work completed on the Property,

(ii)           results of the work completed,

(iii)          planned work and Expenditures for the ensuing three months, and

(iv)          Expenditures on the Property.

(f)           Gryphon will provide to Vendors annually copies of raw data together with copies of any technical reports and interpretative data obtained as a result of exploration of the Property (or purchased from third parties) during the prior year.

(g)           Vendors shall not take any action to adversely affect the rights of Gryphon hereunder.

(h)           Vendors shall hold any information so provided in confidence as specified in Section 8 of this Agreement.

6.           TERMINATION:

6.1           Unless otherwise agreed by Vendors in writing, this Agreement and the Option will, except for the provisions of Section 7, terminate:

(a)           30 days after Vendors provide notice to Gryphon upon the failure of Gryphon to pay or otherwise incur any portion of the Option Price pursuant to Section 2.3 within the time periods specified therein, subject to the provisions of Section 2.6;

(b)           30 days after Vendors provide notice to Gryphon upon the failure of Gryphon to perform any substantial obligation required by this Agreement and the failure of Gryphon to perform such obligation within the 30-day period or otherwise undertake to perform such obligation and to diligently complete any required performance; or

(c)           if Gryphon gives notice in accordance with Section 6.2.

6.2           At any time Gryphon will have the right to terminate this Agreement by giving not less than 30 days written notice to that effect to Vendors.  Gryphon shall not be entitled to a refund of any monies paid or expended hereunder, all of which shall be deemed full consideration due hereunder from Gryphon to Vendors.

7.           OBLIGATIONS UPON TERMINATION:

7.1           If this Agreement is terminated for any reason whatsoever this Agreement, including the Option, but excluding this Section 7 (which will continue in full force and effect for so long as is required to give full effect to the same) will be of no further force and effect, except that Gryphon will:

(a)           at Vendors option (which may include only a portion of the Property) reassign or transfer the Property to Vendors:

(i)            in good standing and in accordance and compliance with the applicable laws, rules and regulations,

(ii)           free and clear of all liens, charges and encumbrances arising from this Agreement or Gryphon’s operations hereunder,

(iii)          with any financial and other obligations satisfied that have accrued as of the date of reassignment/transfer,

(iv)           in a safe and orderly condition, and

(v)           in a condition which is in compliance with all applicable rules and orders of governmental authorities with respect to reclamation and restoration of the surface to the Property.

(b)           deliver to Vendors, within 90 days of termination, a report on all work carried out by Gryphon on the Property, together with copies of all maps, drill hole logs, assay results, reports and other information compiled or prepared by or on behalf of Gryphon with respect to work on or with respect to the abandoned portion of the Property (including interpretive data), and make available to Vendors (at the place of storage) all core samples and sample pulps and rejects; nothing herein shall be construed to require Gryphon to compile data which in its opinion is not necessary to its operations hereunder. Gryphon shall have no liability on account of any such data being relied or acted upon by Vendors;

(c)            subject to any requirements of governmental agencies, unless otherwise agreed by Vendors in writing, remove from the Property within six months of the effective date of termination or abandonment all materials, equipment and facilities erected, installed or brought upon the abandoned portion of the Property (or the entire Property, if this Agreement is terminated) by or at the instance of Gryphon;

(d)           at Vendors option, instruct Vendor’s counsel to deliver to the State of Arizona the previously executed forms of reassignments or otherwise provide new forms of assignment if so required by the State of Arizona to transfer all right, title and interest of Gryphon in and to the abandoned portion of the Property to the Vendors; and

(e)           the title to all mining machinery, equipment, tools, mobile trailers and mobile homes placed upon the Property by Gryphon shall remain the personal property of Gryphon, and shall be removed within 90 days after termination of this Agreement, for any reason, provided that such removal shall not extend to foundations, mine timbers in place, buildings, structures, fences, cattle guards, gates, culverts and other permanent improvements, unless Vendors shall give their prior written consent thereto. Gryphon shall repair all damages to the abandoned portion of Property and access caused by such removal. If Gryphon is delayed by weather conditions from completing the removal of such personal property within the specified time, then Vendors agree to extend the time by a reasonable period required by Gryphon.

7.2           Gryphon shall be entitled to abandon any portion of the Property at any time either before or after the exercise of the Option upon not less than 30-day’s written notice to Vendors.  If the Vendors provide written notice to Gryphon during such time, Gryphon shall reassign to Vendors the right to the abandoned portion of the Property and the provisions of Section 7.1 shall apply. For clarity, the Option Price, the Minimum Annual Royalty, the Royalty on production and other obligations under this Agreement will not change in case of partial abandonment of the Property by Gryphon.

8.            SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION:

8.1           Each party agrees that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder, except as required by law, a court of competent jurisdiction or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld.

8.2           During the term and any extension of this Agreement, all information or data supplied in writing by Gryphon to Vendors relating to the exploration, development or mining of the Property by Gryphon which is specifically identified as confidential by Gryphon at the time it is supplied, shall be kept confidential by Vendors and not disclosed to any third person without Gryphon’s prior written consent, which consent may be withheld for any reason or for no reason; provided, however, these provisions shall not apply to disclosures made by Vendors for the purpose of exchanging, selling or assigning the Property or its interest in the Property or this Agreement, or for the purpose of disputes or litigation between these parties in connection with this Agreement.

8.3           Neither party warrants the accuracy of information disclosed or obtained under the terms of this Agreement and will not be responsible for any reliance upon such information by the party to whom the information is disclosed.

9.            ASSIGNMENT OF INTEREST BY GRYPHON OR MERGER OF GRYPHON:

9.1           Gryphon agrees it shall not have the right to assign any part of its interest in this Agreement or the Property without the express written consent of the Venders.

9.2           If Gryphon is merged into or acquired by another entity, the shares to be issued pursuant to Section 2.3(c) and Section 2.9(a) hereof shall be valued, at the election of the Vendors, as either equivalent shares of the new entity., or a cash value equal to the greater value of the closing price of Gryphon on (1) the day of the announcement to the merger, or (2) the day of the closing of the transaction, and the new entity, at the election of the Vendors, shall pay a cash value as determined aforesaid or issue shares of the new entity to the Vendors at the closing of the transaction.

10.           FORCE MAJEURE:

10.1           If Gryphon is delayed or interrupted in or prevented from exercising its rights or performing its obligations, as herein provided, by reasons of “force Majeure,” then, and in all such cases, Gryphon shall be excused, without liability, from performance of its obligations set forth in this Agreement (except as to obligations to pay money and issue stock), but the provisions shall again come into full force and effect upon the termination of the period of delay, prevention, disability or condition.  Gryphon shall notify Vendors of the beginning and ending date of any period of force majeure and the period of time required for performance under this Agreement shall be extended for the period of the disability.  “Force majeure” includes all disabilities arising from causes beyond the reasonable control of Gryphon; including, without limitation, acts of God, accidents, fires, damages to facilities, labor troubles, unavailability of fuels, supplies and equipment, unusually severe weather, orders or requirements of courts or government agencies, or the inability to obtain environmental clearance or operating permits that may be required by governmental authorities.

11.           NOTICES:

11.1         Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same by courier to the following addresses:

Vendors:

Steven Van Ert
PO Box 3785
Chatsworth, California
91313, USA

Noel Cousins
PO Box 37061
Tucson, Arizona
85740, USA

With a copy to:

John C. Lacy
DeConcini McDonald Yetwin & Lacy, P.C.
2525 E. Broadway Blvd., Suite 200
Tucson, Arizona 85716

Gryphon:

Mr. Alan Muller
President & CEO
Gryphon Resources Inc.
1313 East Maple Street, Suite 201-462
Bellingham, Washington     98225

11.2         Any notice, direction or other instrument will, for all purposes regarding notices hereunder:

(a)           if delivered by courier, be deemed to have been given and received, and effective, for all purposes, on the day it was delivered; and

(b)           if mailed, be deemed to have been given and received, effective, for all purposes, on the fifth business day following the day of mailing, as dated by the postal service, except in the event of disruption of the postal service, in which event notice will be deemed to be received only when actually received.

11.3         Any party may at any time give to the other(s) notice in writing, pursuant to the protocol set forth above, of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

12.           AREA OF INTEREST:

12.1

13.           GENERAL:

13.1         Each party will be responsible for their respective legal costs incurred in connection with the preparation, execution and, if applicable, approval of this Agreement by any regulatory body or agency.

13.2         The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

13.3         All references to moneys hereunder are in United States Dollars, unless otherwise noted. All payments to be made to any party hereunder may be made by cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank as such party may designate from time to time by notice to the paying party. All payments to Vendors pursuant to this Agreement may be made by Gryphon in equal amounts to each Vendor, unless required otherwise in writing by each of the Vendors.

13.4         This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

13.5         This Agreement shall constitute the entire agreement between the parties and replaces and supersedes all prior agreements, arrangements, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

13.6         If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.7         A memorandum of this Agreement, deleting monetary terms, may be recorded in the official records of , Arizona and filed with the Arizona State Land Department.

13.8         This Agreement shall be construed in accordance with and fully governed by the laws of the State of Arizona. The parties agree to attorn to the jurisdiction of the courts of Arizona.

13.9         If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

13.10       For the purpose of computing any period of time prescribed herein or relating hereto, the first day shall be excluded. If the period of time is six days or more, weekends and public holidays shall be included. An act required to be performed on a day shall be performed at or before the close of business on such day. If an act is required to be performed on a certain day and such day is not a regular business day, the time of performance or measurement shall be extended to and including the next regular business day.

13.11       This Agreement may be executed in any number of counterparts and by facsimile with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

GRYPHON:

Per: /s/ Alan Muller
Witness: /s/ Daphne Brown	Alan Muller, President & CEO

VENDORS:

/s/ Noel Cousins
Noel Cousins
Witness: /s/ Clay Cousins
/s/ Steven Van Ert
Steven Van Ert
Witness: /s/ Ruth Van Ert

Schedule “A”

Description of the Property

Gryphon acknowledges that the rights under State of Arizona Mineral Prospecting Permits include only the right of exploration and mining can only be conducted after conversion of such permits into Mineral Leases issued by the Arizona State Land Department, which Mineral Leases will include special requirements based on a Mining Plan of Operations and statutes of the State of Arizona, which includes a surface rental and royalty payable to the State of Arizona as specified in A.R.S. § 27-234.

Schedule “B”

Production Royalty

1.            Royalty Calculation:

Gryphon shall convey to Vendors the following production royalty interest (the “Royalty”) in any and all minerals produced from the Property:

 a.           Five percent (5%) of the “Gross Value” of lithium carbonate and any other mineral materials of every kind and character having commercial value and sold for lithium content that are actually produced and sold from the Property.  The “Gross Value” shall be total consideration received by Gryphon for Minerals actually delivered.

b.            Three and one-half percent (3-1/2%) of the “Net Returns” for all other minerals actually produced and sold from the Property.  "Net Returns" shall mean the Gross Value received by Gryphon from the sale or other disposition of such other minerals, less all expenses incurred by Gryphon with respect to such minerals after they leave the Property, including, but not limited to:

(1)           actual charges for treatment in the smelting and refining process (including handling, assaying, processing, penalties, impurity charges, metal losses, and other processor deductions);

(2)           actual sales, marketing, and brokerage costs;

(3)           any sales, severance, production or similar taxes assessed on or in connection with the sale or other disposition of Minerals; and

(4)           actual costs of transportation (including freight, insurance, security charges, transaction taxes, import and export duties, levies, imposts, handling, port, demurrage, delay, stowage and forwarding expenses incurred by reason of or in the course of such transportation) of such minerals, from Gryphon's storage or loading facility to the mill, smelter, or other purchaser, user or customer;

provided, however, that where Minerals that have not yet reached the concentrate stage (or equivalent thereof) or concentrates requiring further refinement into slimes or similar products, leave the Property, no payments hereunder or deductions for expenses shall be made by Grantor for any non-chemical treatment of such material.  In the case of leaching or other solution mining or beneficiation methods, in addition to the deductions specified in subparagraphs (1) through (4) above, all processing and recovery costs (but not any regrinding or other physical activity) incurred beyond the point at which the leaching reagents are applied to the ore being treated (including the cost of reagents) shall be considered as treatment costs and deducted from the selling price.  The term "smelter" means conventional smelters and refineries, as well as any other type of production plant used in lieu of a conventional refinery to further upgrade concentrates. Gryphon acknowledges and agrees that no costs for the mining, concentrating or beneficiation at the Property or for the transportation of ores from the Property to any facility for treatment, processing, upgrading, beneficiation, or costs to produce doré or any less refined product shall be deducted from the proceeds received or deemed to be received by Gryphon to calculate the Royalty due hereunder.

c.           If precious metals are produced from the Property, Vendor may, by notice to Gryphon, elect to receive Royalty in the form of doré, in which case Vendor shall make arrangements for the acceptance and transfer of doré as will accommodate Gryphon’s normal shipping schedule.  For purposes of determining the credits for minimum royalty obligations and allowable deductions, the value of Royalty taken in kind shall be based on the contained value of such ores or concentrates as of the date of delivery to Vendor.  Contained value shall be based on assays performed as a part of the sale by Gryphon of similar doré and the spot metal prices published in Metals Week or other generally acceptable industry guide for the date of transfer.

d.           If Gryphon enters into a contract for the delivery of Minerals for more than one year the Vendor may elect, by notice to Gryphon to establish the value of Minerals based on the market price on the date of delivery as quoted in Metals Week.  If Metals Week does not report on an international or domestic spot market for lithium carbonate or any other lithium product, and no other spot market exists, Vendors shall have no right to question the judgment of Gryphon, provided that in such case, Gryphon shall not enter into contracts for sale for more than five years.

2.            Frequency of Payment of Royalty:

Payment of Royalty hereunder shall be due and payable within 30 business days after the sale proceeds are actually received, in good funds, from any purchaser of minerals mined from the Property.

3.            Method of Making Payments:

All payments required hereunder may be mailed or delivered to any single depository as Vendor may instruct, in writing. If Gryphon makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty. All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

4.            Deductions for Annual Royalty:

All payments made by Gryphon to Vendor pursuant to Section 2.9(b) of this Agreement shall be applied as a payment towards the Royalty and deducted from any amount of the Royalty owing for the applicable year.

5.            Records and Reports:

a.           Records, Inspection and Audit. Within ninety days following the end of each calendar year, commencing with the year in which the Property is brought into commercial production (not inclusive of any bulk sampling programs), Gryphon shall deliver to Vendors a written statement of the Royalty paid for said calendar year (the “Statement”). Vendors shall have the right, within a period of three months from receipt of such Statement, upon 30 days’ prior written notice, to inspect Gryphon’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense, and in a manner not disruptive of Gryphon’s business or operations.

b.           Objections. If Vendors do not request an inspection of Gryphon’s books and records during the three month period referred to in the preceding paragraph, all payments of  Royalty for the annual period will be considered final and in full satisfaction of all obligations of Gryphon with respect thereto. If Vendors dispute any calculation of Royalty, Vendors shall deliver to Gryphon a written notice (the “Objection Notice”) describing and setting forth a specific objection within sixty days after receipt by Vendors of the subject Statement. Vendors shall, within 30 days of the date of the Objection Notice, and at their sole cost and expense, have an independent auditing firm promptly and diligently commence preparation of a written audit of Gryphon’s books and records relating to the subject Statement. If such audit determines that there has been a deficiency or an excess in the payment made to Vendors, such deficiency or excess will be resolved by adjusting the next payment due hereunder. If the audit discloses a deficiency of five percent or more of the amount due as a Royalty hereunder, Gryphon will pay or reimburse to Vendors, as applicable, the costs and expenses of such audit. All books and records used and kept by Gryphon to calculate the Royalty due hereunder will be kept in accordance with U.S. generally accepted accounting principles, and the audit will be conducted in accordance with U.S. generally accepted accounting principles.

c.           Evidence of Maintenance of the Property. Gryphon shall deliver to Vendors, not later than the date two months prior to the date for the payment of any obligations to maintain the Property (including any annual claim maintenance fees for mining claims located by Gryphon within the area of interest), evidence that such payments have been timely made.

6.            Inurnment:

The Royalty payable herein shall run with the land and be binding on all subsequent assignees of rights arising out of the Mineral Prospecting Permits, replacements thereof and resulting Mineral Leases.  In the case of unpatented mining claims or other rights within the area of interest, the Royalty shall be binding on subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

7.            Assignments by Vendors:

Vendors may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty payable hereunder, provided, however, that Gryphon shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until Gryphon’s receipt of written Notice concerning the assignment or transfer.